SCHEDULE 14A
                                 (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant |_|
Filed by a Party other than the Registrant |X|

Check the appropriate box:

|_|  Preliminary Proxy Statement           |_|  Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
|_|   Definitive Proxy Statement
|X|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Rule 14a-12


                            POST PROPERTIES, INC.
               (Name Of Registrant As Specified In Its Charter)

                                JOHN A. WILLIAMS
                                  ROY E. BARNES
                             FRANCIS L. BRYANT, JR.
                                 PAUL J. DOLINOY
                                THOMAS J.A. LAVIN
                                GEORGE R. PUSKAR
                                EDWARD LOWENTHAL
                                 CRAIG G. VOUGHT
   (Name Of Person(s) Filing Proxy Statement, If Other Than The Registrant)


Payment of Filing Fee (Check the appropriate box):
|X| No fee required.
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

     [The following materials were posted on WWW.POSTSHAREHOLDERS.COM on May 5, 2003]


                    Protect your Post Properties Investment
                     Vote GOLD to Restore Shareholder Value


[Click here to read Mr. Williams' proxy statement filed with the Securities and Exchange Commission on April 25, 2003.]



ATTENTION: POST PROPERTIES SHAREHOLDERS

[Tab entitled "What's New" with link to letter from John A. Williams to Post Associates, as well as a link to a press release dated April 30, 2003 entitled "Key Questions For Post's Board and Management, Shareholders Deserve Answers"]



"THIS PROXY CONTEST IS ABOUT POST'S LEADERSHIP, ITS FUTURE, AND DOING WHAT IS IN THE BEST INTEREST OF ALL POST SHAREHOLDERS, CUSTOMERS AND EMPLOYEE-ASSOCIATES."

John A. Williams, the founder of Post Properties, Inc., Chairman Emeritus and a director, and the previous Chairman and CEO, is also Post Properties largest equity holder.

He has concluded that the incumbent Board of Directors lacks the experience and capability to restore and enhance value for all Post shareholders. Together with a slate of experienced executives and real estate professionals, he has initiated an effort to solicit proxies so that shareholders can take action at Post Properties' 2003 Annual Meeting on May 22nd, 2003. A number of long-standing Post shareholders have already committed to support these efforts.

All shareholders are urged to vote their GOLD proxy card to elect this independent slate to serve as directors who will work more effectively in the best interests of all Post shareholders. The director-nominees are: George R. Puskar, Roy E. Barnes, Francis L. Bryant, Jr., Paul J. Dolinoy and Thomas J.A. Lavin.

In addition, Edward Lowenthal, a senior executive with more than 20 years of management and leadership in the real estate industry, has agreed to become President and Chief Executive Officer of Post Properties if the slate of independent director-nominees is elected at the Annual Meeting. [link to EDWARD LOWENTHAL BIO]

                   [Graph depicting 2002 Price Performance of
                    Post properties, Inc. versus peer group]

Currently, the Post Board is composed of eleven directors. However, one existing director has submitted his resignation effective following the Annual Meeting. If all of Mr. Williams' nominees are elected, following the Annual Meeting, five of the ten directors will be Mr. Williams' nominees. Mr. Williams and his nominees would therefore together constitute a majority of the Board. Also, Mr. Williams and his nominees have agreed that, if elected, Edward Lowenthal would be appointed to the Board to fill an existing vacancy, the size of the Board would be increased to twelve directors, and Craig G. Vought, currently Managing Director of Broadreach Capital Partners, LLC, would be appointed to fill another vacancy. Mr. Lowenthal has said that one of his first priorities would be to form a Special Committee of the Board with a mandate to explore all ways to enhance shareholder value, including a potential sale or merger of the company.

ON APRIL 25, 2003, MR. WILLIAMS FILED HIS DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION AND MAILED THAT PROXY STATEMENT TO SHAREHOLDERS IN CONNECTION WITH HIS SOLICITATION OF PROXIES FROM SHAREHOLDERS OF POST PROPERTIES, INC. WITH RESPECT TO POST PROPERTIES' ANNUAL MEETING. MR. WILLIAMS MAY ALSO FILE ADDITIONAL PROXY SOLICITATION MATERIALS.

POST PROPERTIES SHAREHOLDERS SHOULD HAVE RECEIVED THEIR GOLD PROXY CARD FOR ELECTING THE PROPOSED ALTERNATE SLATE OF INDEPENDENT NOMINEES IN THE MAIL. YOU MAY VOTE AT ANY TIME BY SIGNING AND RETURNING YOUR GOLD PROXY CARD WHEN YOU RECEIVE IT. EVEN IF YOU HAVE PREVIOUSLY MAILED YOUR WHITE PROXY AND WISH TO CHANGE YOUR VOTE, YOU HAVE EVERY LEGAL RIGHT TO DO SO. ONLY THE LATEST DATED VOTE WILL BE COUNTED AT THE MEETING. WE URGE YOU TO ACT PROMPTLY.

Given Post Properties' disappointing financial performance, Mr. Williams firmly believes the interests of all Post shareholders would be better served if his independent nominees are elected. SHAREHOLDERS MUST ACT NOW. Mr. Williams believes his proposed independent slate of directors plus himself and Mssrs. Lowenthal and Vought have the industry experience, proven track records, financial expertise and the indepen dence that is necessary to:

 - Implement shareholder friendly corporate governance at Post,
- Enhance shareholder value, and
- Improve Post Properties' operating performance.


If you own stock of Post Properties, please visit this website regularly for information that will help you learn more and provide you with instructions of how to join other Post Properties shareholders who want to restore and enhance value at Post Properties.

MR. WILLIAMS ADVISES ALL POST PROPERTIES SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND ANY ADDITIONAL PROXY SOLICITATION MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Mr. Williams' definitive proxy statement is, and any additional proxy solicitation materials will be, available for free at the Securities and Exchange Commission's Internet web site at http://www.sec.gov. You may also obtain a free copy of Mr. Williams' definitive proxy statement and other relevant documents by writing to MacKenzie Partners, Inc. at 105 Madison Avenue, 14th Floor, New York, NY 10016.

If you have any questions about the proxy materials, you may call MacKenzie Partners, Inc. at (800) 322-2885.

                  Protect your Post Properties Investment
                  Vote GOLD to Restore Shareholder Value



Edward Lowenthal
George R. Puskar
Roy E. Barnes
Francis L. Bryant, Jr.
Paul J. Dolinoy
Thomas J.A. Lavin
Craig G. Vought


                                    [PHOTO]
                                EDWARD LOWENTHAL


Edward Lowenthal has over 30 years of real estate and merger and acquisition experience in both public and private entities. He co-founded Wellsford Residential Property Trust in 1986, and co-led the company's IPO in November 1992, making it one of the first multifamily REITs to become a public company in the 1990s. From 1992 to 1997, Wellsford Residential Property grew from 5,000 to 20,000 multifamily units, and its capitalization increased from $200 million to more than $1 billion. In May 1997, Wellsford Residential Property was merged into Equity Residential Properties Trust, where Mr. Lowenthal continues to serve as a Trustee, until May 30, 2003.

From 1997 to 2002, Mr. Lowenthal was director and President of Wellsford Real Properties, Inc., a public company with over $1 billion of assets under management, including multifamily and office properties. He is currently Managing Member of Ackerman Management LLC, a private investment management and advisory company.

Mr. Lowenthal serves as a Director of Omega Healthcare Investors, Inc., and of Reis, Inc., a privately held real estate information and analytics provider. He has previously served as a Director of other public and private companies. He serves as a Trustee of The Manhattan School of Music. He served as a member of the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) from 1992-2000, Co-Chaired its 1993 annual meeting and served as Co-Chair of the Visiting Committee to Case Western Reserve University's College of Arts and Sciences.

Mr. Lowenthal earned a B.A. from Case Western Reserve University, and a J.D. from Georgetown University Law Center where he was an editor of the Georgetown University Law Journal.


                                     [photo]
                               GEORGE R. PUSKAR


George R. Puskar retired in June 2000 after 33 years in the real estate industry. Mr. Puskar was Chairman and Chief Executive Officer of Equitable Real Estate Investment Management, Inc., which was one of the world's most diversified real estate organizations with over $36 billion in assets under management and was ranked as the leading manager of United States pension real estate assets. He was elected an officer of Equitable in 1977 and President of Equitable Real Estate in 1984.

Over the years, Mr. Puskar has been active in numerous real estate organizations and has served on the Boards of NRC (National Realty Committee), ICSC (International Council of Shopping Centers), NACREIF (National Council of Real Estate Investment Fiduciaries), and U.L.I. (Urban Land Institute). From 1993 until 1997, Mr. Puskar was also a Board member of Carr-America Real Estate Investment Trust. Currently, Mr. Puskar serves on the Board of Directors and Investment Committee of I-Star Financial, a NYSE listed real estate investment trust with a $4.3 billion portfolio of assets.

Effective May 14, 2003, Mr. Puskar anticipates that he will be elected to the Board of New Plan Excel Realty Trust, a self-managed real estate investment trust with a national portfolio of community and neighborhood shopping centers totaling approximately $3.7 billion in assets. He is currently Chairman of Solutions Manufacturing, Inc., a manufacturer of electronic components based in Rockledge, Florida, and he is active as a Vice-Chairman of World Team Sports, an organization that specializes in unique athletic events with teams built around disabled athletes.


                                     [photo]
                                  ROY E. BARNES


Roy E. Barnes is the immediate past Governor of the State of Georgia, having served in that office from January 1999 until January 2003. During his term as Governor, Governor Barnes also served as the Chairman of the Southern Regional Education Board, Chairman of the Southern Governor's Association and Chairman of the Education Commission of the States. Governor Barnes is presently donating six months of his time as a full-time volunteer at Atlanta Legal Aid, which provides free legal services to the poor and elderly in civil matters.

In addition to his long career as a public servant, Governor Barnes has also conducted a successful law practice for many years, and he has been actively involved in business, especially banking. He served on the Board of Directors of First National Bank of Cobb County in the mid-1970's and was one of the organizers of Cobb Savings and Loan Association and Community Bank and Trust (later named Georgia State Bank). Governor Barnes also served as a Director of Alcovy Banking Company, and, together with his brother, founded an extended stay motel chain that operates under the name Efficiency Lodge, Inc. Governor Barnes was recently awarded the 2003 John F. Kennedy Profiles in Courage Award by the John F. Kennedy Library Foundation.


                                    [PHOTO]
                             FRANCIS L. BRYANT, Jr.


Francis L. Bryant, Jr. has over 40 years of experience in the public and private real estate markets. Mr. Bryant is a former Executive Vice President, and officer in charge, of the real estate division of Manufacturers Hanover Trust Company, and the former senior real estate lending officer of Manufacturers Hanover Trust Corporation and a member of Manufacturers Hanover Trust Company's Credit Policy Committee. During his 20-year tenure with Manufacturers Hanover Trust, Mr. Bryant arranged acquisition, construction and permanent financing for a number of prominent sites, including, among others: World Financial Center in New York, Bank of America Plaza in New York, Hilton Hotel and Towers in Chicago, Trump Plaza in New York, Merchandise Mart in Atlanta, Ritz-Carleton Hotel in Laguna Nigel, California. During his tenure as Executive Vice President, Manufacturers Hanover Trust provided financing to Post Properties involving 24 properties totaling 7,915 units.

Mr. Bryant is currently active in entrepreneurial real estate investments with an emphasis on senior housing and health care. He was a member of the Real Estate Advisory Committee of the New York State Common Retirement Fund for 24 years until 2002. Mr. Bryant has been Chairman of the Community Preservation Fund and Co-Chairman of the Industry Real Estate Financing Advisory Council of the American Hotel and Motel Association. He was a founding member of the Real Estate Center of the Wharton School of the University of Pennsylvania and has served on the boards of other organizations, including the Real French Corporation (a subsidiary of Banque Nationale de Paris), the Real Estate Board of New York, Urban Land Institute, Prudential Realty Trust, New York University Real Estate Institute and the Realty Foundation of New York.


                                     [photo]
                                 PAUL J. DOLINOY


Paul J. Dolinoy has over 31 years of real estate and investment management experience. He retired in June 2000 as President of Lend Lease Real Estate Investments, Inc., one of the largest real estate investment managers in the world, with over $38 billion in real estate and commercial mortgages under management for institutional and private clients in the United States. Prior to Lend Lease's acquisition of Equitable Real Estate in 1997, Mr. Dolinoy served in various executive officer capacities with Equitable since 1978, including Senior Executive Vice President and head of Equitable Real Estate Institutional Advisors, which provided real estate investment management service to institutional investors.

Following his retirement and until January 2002, Mr. Dolinoy served as Chairman of the Lend Lease Portfolio Assurance Committee, as a member of Lend Lease's Prime Property Fund Investor Council and as a Senior Consultant to Lend Lease. Currently he serves as Board Chairman of the J. P. Morgan United States Real Estate Income and Growth Fund, as a member of the New York State Teachers' Retirement System Real Estate Advisory Committee and as a Consultant to General Motors Acceptance Corporation Institutional Advisors. Mr. Dolinoy has served on various boards and committees including the Pension Real Estate Association Board and Executive Committee and Equitable Real Estate's Executive and Investment Committees.


                                     [photo]
                                THOMAS J.A. LAVIN


Thomas J.A. Lavin is an independent real estate advisor and consultant with 30 years of experience in the public and private real estate capital markets. From 1999 to 2002, Mr. Lavin ran the commercial mortgage lending operation at Metropolitan Life Insurance Co. where he was responsible for all aspects of a $19 billion portfolio and $3 billion in annual originations. From 1997-99, Mr. Lavin was a managing director of Citicorp Securities, where he was responsible for origination of all major securitized and syndicated real estate financings. In 1995 and 1996, he advised on the sale of over $2 billion in commercial property sales for several clients.

From 1992-95, he was managing director and head of the real estate investment banking group of Smith Barney. During his tenure, the group raised $8.3 billion of capital principal in common equity for REITs. In 1991-92, he was President of Weatherall, Green & Smith US, the U.S. branch of a global real estate consulting company, where he developed acquisition opportunities for the firm's European clients. From 1986-90, he was head of the real estate investment banking group at The First Boston Corporation. He is a Council Chairperson for the Urban Lane Institute and is a member of the Real Estate Roundtable of New York University.


                                CRAIG G. VOUGHT


Craig G. Vought is currently Managing Director of Broadreach Capital Partners, LLC, a real estate private equity firm that he co-founded in 2002. The firm recently raised in excess of $230 million from a variety of sources, which it anticipates investing in the near future. He is a member of the Board of Trustees of Equity Office Properties Trust and former co-chief executive officer of Spieker Properties (SPK), where he was responsible for overseeing its overall strategic direction and capital markets and investment activity. Mr. Vought initiated and negotiated the $7.2 billion merger of SPK into Equity Office Properties, believed to be the largest real estate transaction in U.S. history. He received the industry's Outstanding CEO award in 2000, in a poll that surveyed the largest institutional investors and Wall Street analysts. During the time he was co-CEO, SPK's average compounded annual shareholder returns were
49.7 percent.

Prior to 1999, Mr. Vought was executive vice president and chief financial officer of SPK, responsible for raising over $4 billion of equity and debt capital in various public and private transactions. He won the industry's Outstanding CFO award in 1999, in a poll that surveyed the largest institutional investors and Wall Street analysts. He was a member of SPK's investment committee since its inception, during which time it acquired or developed $5 billion of commercial property and sold over $1 billion in assets.

Prior to SPK's IPO, Mr. Vought was a partner in Spieker Partners. Prior to beginning his real estate career with Trammell Crow Company in 1986, he held positions at Chase Manhattan Bank and E.F. Hutton & Co. Mr. Vought received a B.A. from Trinity College and an MBA from The Wharton School of Business.

                    Protect your Post Properties Investment
                     Vote GOLD to Restore Shareholder Value


FREQUENTLY ASKED QUESTIONS

Q: WHO IS JOHN A. WILLIAMS?

A: John A. Williams is the founder, largest shareholder (he holds beneficial ownership of 2,887,815 shares of Post Properties common stock (including currently exercisable options and partnership units convertible for common stock), equivalent to approximately 7.3% of shares outstanding, which includes ownership of 855,065 shares of Post Properties common stock, or 2.3% of the shares eligible to vote at the Annual Meeting) and a director of Post Properties. He is also the previous Chairman and CEO of the Company - and is well aware of the way Post's Board operates.

Mr. Williams knows Post and the multifamily apartment market intimately. He has been involved with the apartment business for almost 40 years.

He believes the incumbent Board is inexperienced in the multifamily real estate industry and ill equipped to implement a plan for recovery and growth that will enhance value for all shareholders.

[Link to JOHN A. WILLIAMS BIO]


Q: WHY IS MR. WILLIAMS PROPOSING THAT SHAREHOLDERS VOTE TO ELECT AN INDEPENDENT SLATE OF DIRECTORS AT THE MAY 22ND POST ANNUAL MEETING?

A: John A. Williams, like other Post shareholders, has watched the stock's negative performance. He has seen the Board consistently indicate its unwillingness to consider proposals to fix the Company and enhance shareholder value. He has concluded that the incumbent Board lacks the experience and capability to restore and build value for all Post shareholders.
Therefore, he believes that he has no recourse but to solicit proxies so that shareholders can take action at the upcoming annual meeting and so that they can elect an independent slate of executives and real estate professionals to serve as directors who will work more effectively in the best interests of all Post shareholders.


Q: WHEN WILL I RECEIVE MY GOLD PROXY CARD AND WHEN CAN I VOTE?
                          ---------------
A: Mr. Williams filed his definitive preliminary proxy statement with the Securities and Exchange Commission on April 25, 2003. You should be receiving you GOLD proxy card for electing the alternate slate of independent nominees proposed by John A. Williams in the mail in a matter of days. You may vote at any time by signing and returning your GOLD proxy card when you receive it. Even if you have previously mailed your white proxy and wish to change your vote, you have every legal right to do so. Only the latest dated vote will be counted at the meeting. We urge you to act promptly.


Q: WHAT IS MR. WILLIAMS' PLAN TO ENHANCE SHAREHOLDER VALUE?

A: Mr. Williams believes his five nominees plus himself have the industry experience, the proven track records, the financial expertise, and in particular, the independence that is necessary to:

  - implement shareholder friendly corporate governance at Post,
  - improve Post's operating performance, and
  - enhance shareholder value.

Mr. Williams' platform includes the formation of a Special Committee of the Board. This Special Committee would comprise solely independent directors to undertake a thorough exploration of all of Post's strategic alternatives to enhance shareholder value, including operational changes, stock buybacks, asset sales or a possible sale of the company as a whole.

It also envisions a plan to improve Post's performance in the current environment -- including an aggressive, but selective, corporate-level cost cutting strategy and a program to reestablish Post's high level of service and attention to detail to increase rental rates and occupancies at all properties.


Q: WHO ARE THE NOMINEES?

A: Mr. Williams' nominees for election to the Board are George R. Puskar, Roy
E. Barnes, Francis L. Bryant, Jr., Paul J. Dolinoy, and Thomas J.A. Lavin. Post needs people who have dealt successfully in a fiduciary role with tough economic conditions and tough situations facing real estate companies before. These nominees have. They are committed and well equipped to work with John
A. Williams and Post management to halt the erosion in value at Post and focus on repairing and building it for the benefit of all shareholders.


Q: IF THE SLATE OF NOMINEES PROPOSED BY MR. WILLIAMS IS ELECTED, WHAT IS ITS STRATEGY FOR IMPROVING AND GROWING POST'S BUSINESS?

A: This slate won't accept the status quo.

o A new Board and management intend to implement shareholder friendly corporate governance at Post through a number of measures. These include annual election of all directors, having a chairman with substantial experience in the multifamily apartment real estate industry and with public companies, and the use of equity for Board compensation.

o A new Board and management intend to take action to enhance value for all Post shareholders. Steps include a comprehensive and independent evaluation of a broad range of strategic alternatives, such as operational changes, asset sales coupled with stock buybacks and repayment of indebtedness on a leverage-neutral basis, and the possibility of a sale of the company as a whole.

o A new Board and management will take steps intended to improve the Company's performance - operationally and financially. For example, implementing aggressive but selective cost cutting measures at the corporate level and re-focusing on employee training and the corporate culture of delivering high quality service - a hallmark of Post since Williams founded it in 1971.


Q: HOW DO I VOTE IN FAVOR OF MR. WILLIAMS' PROPOSALS?

A: You may vote by mail or you may vote in person at the May 22nd Post Properties Annual Meeting.


         TO VOTE BY MAIL, YOU MUST SIGN AND DATE THE GOLD PROXY CARD THAT YOU WILL RECEIVE WITH YOUR DEFINITIVE PROXY STATEMENT AND MAIL IT TO:

                               MacKenzie Partners
                               105 Madison Avenue
                               New York, NY 10016

If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. IF YOU RETURN A SIGNED CARD, BUT DO NOT PROVIDE VOTING INSTRUCTIONS, YOUR SHARES WILL BE VOTED FOR MR. WILLIAMS' FIVE NOMINEES AND FOR THE APPROVAL OF THE 2003 INCENTIVE STOCK PLAN. Because Mr. Williams has nominated five directors, one of the votes that you are eligible to cast will not be voted for any other director. We encourage you to examine your proxy card closely to make sure you are voting all of your shares in Post.

To vote in person at the Annual Meeting, you should attend the Annual Meeting and fill out a written ballot that will be distributed to Post shareholders at the Annual Meeting. If you hold your Post common stock through a brokerage account but do not have a physical share certificate, you must request a legal proxy from your stockbroker in order to vote at the meeting.


Q: WHAT IS THE RECORD DATE?

A: The record date for the Annual Meeting was March 25, 2003. Only holders of record of Post common stock as of the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting. Holders of record of Post common stock as of March 25, 2003 are urged to submit a GOLD proxy card, even if you sold your shares after that date.


Q: WHO CAN I CALL IF I HAVE ANY QUESTIONS OR COMMENTS?

A: You may call MacKenzie Partners, Inc. at (800) 322-2885.

                         YOUR VOTE IS VERY IMPORTANT.
       WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON,
                         PLEASE COMPLETE, SIGN, DATE AND
                           RETURN THE GOLD PROXY CARD.
                           --------------------------